Exhibit 10.3

FIRST BANK OF GEORGIA

BONUS AWARD AGREEMENT

THIS BONUS AWARD AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2014 (the “Effective Date”) by and between First Bank of Georgia, a Georgia state-chartered Bank ( “First Bank”), and Remer Y. Brinson, III (the “Executive”);

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) by and between State Bank Financial Corporation (“State Bank”) and Georgia-Carolina Bancshares, Inc. (the “Company”), First Bank has conditionally agreed to make a bonus payment (the “Bonus”) to the Executive as described herein.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Conditions to Bonus Payment. Payment of the Bonus to the Executive is expressly conditioned upon the occurrence of all of the following on or prior to December 31, 2014: (i) attainment of all regulatory approvals required for the Merger Agreement, (ii) approval from the shareholders of the Company of the transactions contemplated by the Merger Agreement, and (iii) approval of payment of the Bonus by State Bank. If any of these conditions is not met prior to December 31, 2014, this Agreement shall terminate as of such date and First Bank shall be under no obligation to pay the Bonus.

2.     Amount of Bonus. The amount of the Bonus will be $640,000.00, less all required federal, state and local tax withholdings.

3.     Timing of Bonus Payment. Provided the conditions described in Section 1 hereof are met, the Bonus shall be paid in the form of a lump-sum cash payment to the Executive no later than December 31, 2014.

4.     Restrictive Covenants. Receipt and retention of the Bonus payment by the Executive is expressly conditioned upon the Executive’s compliance with the restrictive covenants contained in the offer letter between the Executive and State Bank. In the event that the Executive violates such restricted covenants, the Executive is required to immediately repay the full amount of the Bonus to First Bank upon written notice to the Executive of such violation.

5.     Governing Law; Entire Agreement. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, without giving effect to any choice of law provisions. This Agreement constitutes the entire understanding and agreement between the Executive and First Bank regarding the Bonus. No modification or amendment to this Agreement shall be effective unless in writing and signed by both parties.

6.     No Right to Continued Employment. Nothing in this Agreement shall be deemed to give the Executive any right to continued employment with the Company, First Bank, or any of their subsidiaries or affiliates. In the event of the termination of the Executive’s employment with First Bank for any reason, this Agreement shall terminate immediately as of the date of such termination.

IN WITNESS WHEREOF, First Bank, acting by and through its duly authorized officer, has caused this Agreement to be executed, and the Executive has executed this Agreement, all as of the Effective Date.

“FIRST BANK”	“EXECUTIVE”

FIRST BANK OF GEORGIA

By: /s/ William D. McKnight	/s/ Remer Y. Brinson, III
Name: William D. McKnight	Remer Y. Brinson, II
Title: Chairman